June 27, 2008
PolyMedix, Inc.
170 N. Radnor-Chester Road
Suite 300
Radnor, Pennsylvania 19087
Re:     REGISTRATION STATEMENT ON FORM S-1
(REGISTRATION NO. 333-151084)
Ladies and Gentlemen:
          We have acted as counsel to PolyMedix, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of a public offering (the “Offering”) on Form S-1, originally filed by the Company under the Act with the U.S. Securities and Exchange Commission (the “Commission”) on May 21, 2008, as amended on June 27, 2008, (the “Registration Statement”) of up to 18,750,000 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”) and Series A Warrants (the “Warrants”) to purchase up to 18,750,000 shares of Common Stock (the “Warrant Shares”), to be offered by the Company. The Shares and the Warrants are being offered as units (“Units”) and upon closing of the Offering, the Units will separate and the Common Stock and the Warrants will be separately transferrable. The Registration Statement also covers warrants (the “Placement Agent Warrants”) to purchase shares of Common Stock and the underlying shares of Common Stock (the “Placement Agent Warrant Shares”) issuable to the placement agents in the Offering in an amount equal to five percent (5%) of the aggregate number of shares of Common Stock sold in the Offering.
          In our capacity as counsel, you have requested that we render the opinion set forth in this letter and we are furnishing this opinion letter pursuant to Item 601(b)(5) of Regulation S-K promulgated by the Commission.
          We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the form of amended and restated co-placement agent agreement, filed as Exhibit 10.21 to the Registration Statement (the “Placement Agent Agreement”), entered into by and among the Company, Carter Securities, LLC and

PolyMedix, Inc.

June 27, 2008
Fordham Financial Management, Inc. on June 27, 2008, (iii) the Company’s Amended and Restated Certificate of Incorporation, as amended to date, (iv) the Company’s Amended and Restated By-Laws, as amended to date, (v) certain resolutions of the Board of Directors relating to the Offering, and (vi) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.
          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In addition, we have assumed the due execution and delivery of the Shares, Warrant Shares, and the Placement Agent Shares in the manner described in the Registration Statement and Placement Agent Agreement.
          The law covered by this opinion letter is limited to the laws of the State of Delaware and the federal laws of the United States of America.
          Based upon and subject to the foregoing, we are of the opinion that:
          A. with respect to the Shares, the Warrant Shares, and the Placement Agent Warrant Shares, when (i) the Board of Directors of the Company or the Pricing Committee duly appointed by the Board of Directors has taken all necessary corporate action to approve the issuance of the Units and the terms of the Offering and related matters, and (ii)(a) the Shares are issued and delivered against payment therefor in accordance with the terms of the Registration Statement and Placement Agent Agreement or (b) upon the exercise of Warrants and/or the Placement Agent Warrants, upon payment of the consideration therefor provided for in the Warrants and the Placement Agent Warrants, as applicable, the Shares, the Warrant Shares and/or the Placement Agent Warrant Shares, as applicable, will be duly authorized, validly issued, fully paid and nonassessable;
          B. with respect to the Warrants and the Placement Agent Warrants, when both: (i) the Board of Directors of the Company or the Pricing Committee duly appointed by the Board of Directors has taken all necessary corporate action to approve the issuance of and the terms of the Warrants, the Placement Agent Warrants and related matters, and (ii) the Warrants and the Placement Agent Warrants have been duly executed and delivered by the Company against payment therefor, then the Warrants and the Placement Agent Warrants will be validly issued

PolyMedix, Inc.

June 27, 2008
and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
          We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
          As counsel to the Company, we have furnished this opinion letter to you in connection with the filing of the Registration Statement. Except as otherwise set forth herein, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.
Very truly yours,
PEPPER HAMILTON LLP